LEASE OF MINING PROPERTIES WITH OPTION TO PURCHASE

This Agreement is made July 2003, by, and between William Berg, Kenny Berg, R. H. Guelich Et. al. (Owners-Lessor) and Big Bear Gold Corporation (Lessee)

RECITALS

A. The owners own and possess Jumping Jack Group of unpatented mining claims situated in Nye county, Nevada and more particularly described in Exhibit A attached hereto and hereinafter referred to as the "Property".

B. The foregoing unpatented mining claims are located as set forth in Exhibit A, together with all ores, mineral surface and mineral rights, and the right to explore for, mine and remove the same, and all water rights and improvements, easements, licenses, rights of way and other interests appurtenant thereto, shall be referred to collectively as the "Property".

C. the parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop and mine the Property and further granting to Lessee the exclusive option to purchase the Property.

THEREFORE, in consideration of the mutual rights and obligations set forth herein, the parties have agreed as follows:

SECTION ONE

1.1 Lease of Claims. Owners hereby lease a total number of 14 claims to Lessee upon the following terms and conditions:

Year	Lease Payment	Minimum Work Expenditure
1st	$15,000	$25,000 (including staking)
2nd	$30,000	$50,000
3rd	$60,000	$75,000
4th	$120,000	$100,000
5th	$240,000	$125,000

Payments to Lessors in years 3, 4 and 5 may be paid in equal tri-annual (3 times per year) installments commencing on agreement anniversary date.

1.2 Royalty: At the expiration of the above 5 year period or the development of a fully operational mine (extracting and shipping ore on a daily basis) whichever is earlier, ownership will be transferred to Lessee subject to the following:

a.. Net Smelter Return of 3% if the price of Gold set by the London Fixing at the anniversary date (each year) is $399.00 US per ounce or less and a Net Smelter Return of 4% if the price of gold is $400.00 per ounce or more. "Net Smelter Return" shall be defined as that sum received from the smelter, refiner or ultimate purchaser of the dore, bullion, concentrates or finished product from the property to the ultimate purchaser. No other deductions shall be authorized.

1.3 Additional Terms and Buyout:

a. Lessee will have the right to excavate and remove ore immediately until a full mining operation is established. All net proceeds (NSR) will be divided 50-50 with Lessor. Net proceeds paid to Lessor will apply toward unpaid first 5 year lease payments as set forth in P 1.1 herein. This is an interim arrangement which will prevail until a full time operational mine is established, at which time the NSR percentage payments outlined in P1.2 will be in effect.

b. Lessee has the exclusive right to retire the NSR at any time during the lease period by providing Lessor with a one time payment of $4,000,000.00 U.S. as set forth in P 2.1 herein.

c. Lessee may take title to the claims at any time subject to the NSR by paying the balance of lease payments owed as set forth in P 1.1 herein.

d. The NSR will apply to the production from all claims staked by (see P 7.3) Lessee (successors and assigns) within 2640 feet of the JJ Claims described herein.

e. The royalty referred to herein is a production royalty which applies to all valuable metals and minerals produced by Lessee.

1.4 Physical work: Commencing July 15, 2003, Lessee shall engage in physical work on the property and shall provide Owners with evidence of all expenditures. If, at the end of a 6 month period, no physical work has been completed on the Property, then the Property shall revert to Owners in its entirety and this Agreement shall be immediately terminated. There is no grace period for the performance of this work commitment.

1.5 Delivery of Data: Upon execution of this Agreement Owners shall deliver to Lessee copies of maps, deeds and other Documents in their possession which pertain to the claim tites and boundaries, prior workings, production history and so forth.

SECTION TWO

OPTION TO PURCHASE

2.1 Option to Purchase Property: Owners grant to Lessee the exclusive right and option to purchase the Property for the sum of FOUR MILLION DOLLARS ($4,000,000.00). Upon payment of the full purchase price, Owners shall convey their interest to Lessee by quitclaim deed. All production royalties and lease payments paid to Lessors shall be applied to purchase price.

SECTION THREE

MINING OPERATIONS

3.1 Right to Explore, Develop and Mine. Following execution of the Agreement, Lessee shall have the right to make geological investigations and surveys to drill on the Property by any means and to have all the rights and privileges incident to ownership to the Property, including without limitation the right to mine underground and to strip the surface, extract by any means, remove, save, mill, concentrate, treat and well or otherwise dispose of ores, concentrates, mineral-bearing earth and rock and other products therefrom.

3.2 Conduct of Work. Lessee shall conduct all mining and other operations under this Lease in accordance with GOOD MINING PRACTICES and SOUND PRINCIPLES OF CONSERVATION and in accordance with all APPLICABLE LAWS and rules and regulations promulgated by federal, state and local authorities. Lessee's obligations thereunder shall entail, but not be limited to, reclaiming and detoxifying the Property to the specifications of federal and Sate of Nevada law. Lessee shall be obligated to save and hold harmless Lessors from any claims or costs associated with Lessees failure to comply with terms of the paragraph.

3.3 Installation of Equipment. Lessee may install, maintain, replace and remove during the term of this Lease any and all mining machinery, equipment, tools and facilities which it may desire to use in connection with its mining activities on the Property. Upon termination of this Lease for any reason, Lessee shall have a period of ninety (90) days following such termination during which they may remove all or part of the above items at its sole cost and expense.

3.4 Permits. It is expressly understood that Lessee shall obtain, at its sole effort and expense, all permits necessary to operate the Property. This includes the posting of reclamation bonds, if applicable and required by the State of Nevada. All environmental matters, whether federal, state or local, shall also be the sole responsibility of Lessee. Lessee agrees to fully indemnify Lessors for any and all environmental infractions. This guarantee shall continue for that period of time applicable under federal, state or local laws.

3.5 Reports. Lessee shall provide Owners with all data generated from it's mining activities, including maps, assays, metallurgical tests and so forth and such data shall be furnished at least quarterly.

3.6 Insurance/Indemnity. It is specifically agreed by the parties hereto that the Lessors shall not be liable to third parties, or employees, or agents of the Lessee, for the activities and obligations of the Lessee during the term hereof and Lessee shall save and hold harmless Lessor from any and all liability which may be caused by its activities on the subject leasehold estate.

Prior to commencement of operations thereunder, lessee shall obtain all workmen's compensation insurance, liability insurance and policies of insurance against other risks for which Lessors may reasonably be considered to have exposure as a result of Lessee's operations or tenancy of the Property. Lessee shall have Lessors named as insured and shall carry policy limits of not less than One Million Dollars ($1,000,000.00). All insurance shall be maintained by Lessee at its own expense throughout the duration of the Lease and whenever Lessors reasonably request, Lessee shall furnish to Lessors evidence that such insurance is being maintained.

Lessee agrees to indemnify and save lessors harmless from and against any and all liability, claims and causes of action for personal injury or death, and damage to, or loss or destruction of property resulting from its tenancy of the Property and from its operations thereunder.

3.7 No Partnership. This Lease shall not be interpreted, for any purposes whatsoever, to create a partnership between Lessors and Lessee.

3.8 Confidentiality. All parties hereto agree that all mineral exploration and other information gained by reason of the Lease shall not be divulged to any third parties whatsoever, except necessary consultants, accountants or attorneys.

SECTION FOUR

INSPECTION BY OWNER

4.1 Inspection of Property. Owners, or their authorized agent or representative shall be permitted to enter upon the mining claims at all reasonable times for the purpose of inspection, but shall enter so as not to hinder reasonable operations of Lessee. Owners shall indemnify and hold harmless Lessee from any damage, claim or demand by reason of injury to Owners or their agents or representatives on said Property, except by negligence of Lessee.

4.2 Inspections of Accounts. Lessee agrees to keep accurate books of account reflecting the mining operations and Owners shall have the right, either personally or through a qualified accountant of their choice, to examine and inspect the books and records of Lessee, provided that such inspections may not be made more often than once every thirty (30) day period.

SECTION FIVE

TAXES

Lessee shall pay all real property taxes levied or assessed upon the Property, existing improvements and any improvements placed thereon by Lessee, commencing with any taxes for the year 2003 and furnish Owners with evidence of payment. Upon termination of this Lease for any reason, taxes shall be apportioned between the parties on a calendar year basis for the year of such termination, with Owners to pay taxes for the remaining portion of the calendar year. However, Owners shall not be liable for taxes on any tools, equipment, machinery, facilities or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this lease.

SECTION SIX

TERMINATION AND DEFAULT

6.1. Termination. Lessee shall have the right to terminate this Lease at its sole discretion at any time upon thirty (30) days' written notice to Owners. Upon termination,

shall cease and terminate. Lessee will provide Owners with all maps, documents and reports relating to the Property at the time of termination.

In the event of voluntary termination, Lessee shall surrender possession of the Property to the Owners and shall have no further liability or obligation under this Lease, except for its obligation (1) to pay its apportioned share of taxes, as provided for in Section Five; (2) to pay any monies or royalties then owed to Owners; (3) to pay the cost of removal of all equipment as stated in Section 3.4; (4) to fulfill its reclamation responsibility as stated in Section 3.1 and 3..5: and (5) to fulfill its assessment requirement, as stated in Section 7.l.

6.2 Default. If Lessee shall fail to perform its obligations under this lease, and in particular, shall fail to make any payment due Owners thereunder, Owners may declare Lessee in default by giving Lessee sixty (60) days written notice of default for any failure of performance, which notice shall specify and demand the performance of such obligations under this Lease. If Lessee fails to remedy the default within the time specified, Owners may terminate this Lease and Lessee shall peacefully surrender possession of the premises to Owners. Notice of termination shall be in writing or by telegram and served in accordance with this Lease.

SECTION SEVEN

MAINTENANCE OF CLAIMS

7.1 Maintenance or assessment of Work. Lessee shall be responsible for the performance and filing of assessment work and/or maintenance fees beginning with the 2003 assessment year unless this Agreement is terminated as hereafter provided, by August 1st of each year. In the event of termination within three (3) months of the end of any assessment year, Lessee shall be responsible for the performance and filing of assessment work for that year. Lessee shall insure that suitable affidavits of maintenance are filed with the Bureau of Land Management as well as the Nye County Recorder.

7.2 Relocation amendment and Patent. At any time during which this Lease is in effect, Lessee may, with the express written consent of the owners, but at its own expense, relocate, amend or apply for a patent on any of the unpatented mining claims included in the Property, in the name of the Owners and such relocated amended and patented claims shall be deemed to be covered by the provisions of this Lease.

7.3 Additional Unpatented Claims. If Lessee applies for additional unpatented mining claims adjacent to, contiguous to, or within 2640 feet of the claims described herein (Exhibit A), Lessee may do so at Lessee's own expense, but said claims will be covered and subject to the terms of this Lease and be an addition to the "Property".

SECTION EIGHT

NOTICES AND PAYMENTS

8.1 Notices. All notices to Lessee or Owners shall be in writing or telegram and may be sent by certified or registered mail, return receipt requested, to the addresses below. Notice of any change in addresses shall be given in the same manner.

TO OWNERS:	Ken Berg HC-60 Box 53702 Round Mountain, Nevada 89045
TO LESSEE:	Tom Croft Big Bear Gold Corporation

8.2 Payments. All payments required shall be paid to: Owners' addresses as shown above or as otherwise directed by Owners. All payments shall be in lawful currency of the United States of America.

SECTION NINE

ASSIGNMENT

Lessee may assign its rights or delegate its duties under this Lease to any responsible party. Lessee shall give Owners written notice of such assignment within thirty days (30) after making the assignment. Lessee may joint venture this project. In either event all terms herein will prevail.

SECTION TEN

FORCE MAJEURE

In the event that Lessee shall be prevented from operating upon the Property or from performing its obligations thereunder by reason of Acts of God, government or of the common enemy, insurrection, riot, labor disputes, fire, explosion, flood, earthquake, interruption of transportation, or the inability to obtain permits, such circumstances shall relieve Lessee of its obligations thereunder, but only for the duration of such disruption. Anything herein contained to the contrary notwithstanding, such relief of the Lessee shall not relieve Lessee of its obligation to preserve unconditionally the property rights of the Lessor, including, but not limited to, the keeping of taxes, minimum royalty payments, insurance and permits, current and in good standing at all times.

10.1 Should a mine be commissioned and have established production and later, due to market conditions, it becomes unprofitable to mine and process mineral reserves, the failure of performance shall be excused until such time as it again become profitable to mine such reserves, provided that Lessee shall be liable to pay Lessor the sum of Forty Thousand Dollars ($40,000.00) on or before each anniversary date as advanced royalty for the Property.

SECTION ELEVEN

WARRANTY OF TITLE

11.1 Warranty. Owners expressly warrant that they are the owners of the unpatented mining claims described in Exhibit A and all mineral rights within the boundaries of said claims, except for those areas in which the claims overlap valid, preexisting claims; that the claims are free from liens and encumbrances and that the owners have the right to commit said claims to this Agreement.

11.2 Lessors make no warranties, express or implied, as to the value or conditions of the Property, or existence or adequacy of any facilities or equipment which are the subject of this Lease.

11.3 Lessors agree to notify the Lessee at once of any claim against Lessors' interest in the Property or against this Lease.

11.4 Lessors and Lessee each agree to execute, during the term of this Lease as an accommodation, such additional documents and agreements as the other may reasonable require in connection herewith, provided that such additional document (s) or agreement (s) would not impose additional obligations upon or impair the rights of the accommodating party.

SECTION TWELVE

MISCELLANEOUS PROVISIONS

12.1 Binding Effect. this Lease shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

12.2 Law. The terms and provisions of this Lease shall be interpreted in accordance with the laws of the State of Nevada.

12.3 Recording Memorandum of Agreement. The parties hereto agree to execute a memorandum of the Agreement (short form) for the purpose of recording same on the records of Nye County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

12.4 Void or Invalid Provision. If any term, provision, covenant or condition of this Lease, or any application thereof, would be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Lease and all applications thereof not held invalid, void or enforceable shall continue in full force and effect shall in no way be affected, impaired or invalidated thereby.

12.5 Disputes. Should a dispute arise between the parties hereto. then either party may submit the dispute to binding arbitration in lieu of utilization of the appropriate judicial system. The arbitrator shall be a geologist or mining engineer with at least ten (10) years experience in open-pit mining practices.

If the parties are unable to agree on an arbitrator the following procedure shall be utilized. Each party shall select three arbitrators acceptable to him or it. The parties shall thereupon draw lots, with the winner first striking one name. The procedure shall alternately continue by striking names until one name remains. that individual shall be the arbitrator.

We, the undersigned, hereby agree to all of the terms, conditions and provisions herein.

Owners-Lessors	Lessee
/s/ Ken Berg Ken Berg	/s/ William Whittle Big Bear Gold Corporation
/s/ William Berg William Berg
/s/ R.H. Guelich R.H. Guelich

Date: _________________

EXHIBIT A

The Property is hereby defined as comprising the following mineral claims:

Jumping Jack 52
Jumping Jack 53
Jumping Jack 54
Jumping Jack 66
Jumping Jack 67
Jumping Jack 68
Jumping Jack 73
Jumping Jack 74
Jumping Jack 100
Jumping Jack IO 1
Jumping Jack 102
Jumping Jack 103
Jumping Jack 104
Jumping Jack 105

The above mineral claims are all located in the West 1/2 of Section 1, T.11N., R44E. Mount Diablo Meridian, Nye County, Nevada, U.S.A.

The area of interest is described as Sections 35 and 36, T. 12N., R44E. and Sections 1, 2, 11 and 12, T. 11N., R44E., Mount Diablo Meridian, Nye County, Nevada, U.S.A.